NORDSTROM

For Immediate Release
----------------------
March 5, 2003

                                                               INVESTOR CONTACT:
                                                                Stephanie Allen
                                                                Nordstrom, Inc.
                                                                  (206)303-3262

                                                                  MEDIA CONTACT:
                                                              Shasha Richardson
                                                                Nordstrom, Inc.
                                                                  (206)373-3038


NORDSTROM REPORTS FEBRUARY 2003 SALES
-------------------------------------
    SEATTLE - March 5, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $367.6 million for the four-week period ending March 1, 2003, an increase of 2.4 percent compared to sales of $359.1 million for the four-week period ending March 2, 2002. Same-store sales decreased 2.3 percent, in-line with company expectations. February sales were unfavorably impacted by severe weather conditions, which resulted in multiple days of store closures on the East Coast.
    For the four-week period, same-store sales in full-line stores increased in the Central States region and were flat in the Northwest and Southwest geographic regions. Same-store sales increased in the Cosmetics, Women's Designer and Accessories merchandise divisions.


FUTURE REPORTING DATES
-----------------------
Nordstrom's financial release calendar for the next several months is provided in the table below.

             March Sales Release              Wed., April 9, 2003
             April Sales Release              Wed., May 7, 2003
             First Quarter Earnings           Mon., May 19, 2003
             Annual Meeting                   Tue., May 20, 2003
             May Sales Release                Wed., June 4, 2003

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 142 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 88 full-line stores, 47 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 23 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.


















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


SALES SUMMARY                      Feb.      Feb.       YTD       YTD
(unaudited; $ in millions)         2003      2002       2003      2002
                                  -----     -----      -----     -----
Total sales                       $367.6    $359.1    $367.6    $359.1
Total sales percentage change       2.4%      0.6%      2.4%      0.6%

Same-store sales percentage change
    Full-line stores               (2.3%)    (4.3%)    (2.3%)    (4.3%)
    Rack and other stores          (2.6%)    (2.8%)    (2.6%)    (2.8%)
    All stores                     (2.3%)    (4.1%)    (2.3%)    (4.1%)

Number of stores (as of March 1, 2003)
      Full-line                      88        80
      Rack and other                 54        51
      International
        Faconnable boutiques         23        24
                                    ----      ----
      Total                         165       155

Gross square footage
  (as of March 1, 2003)         18,385,000   17,011,000




    Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations.
Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
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